C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR IMMEDIATE RELEASE	FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com

C.H. Robinson Reports 2024 Second Quarter Results
Eden Prairie, MN, July 31, 2024 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended June 30, 2024.
Second Quarter Key Metrics:
•Gross profits increased 3.0% year-over-year to $676.5 million, and increased 4.5% sequentially
•Income from operations increased 34.3% year-over-year to $178.1 million, and increased 40.1% sequentially
•Adjusted operating margin(1) increased 600 basis points to 25.9%
•Diluted earnings per share (EPS) increased 29.6% to $1.05
•Adjusted EPS(1) increased 25.0% to $1.15
•Cash generated by operations decreased by $58.4 million to $166.4 million provided by operations
(1) Adjusted operating margin and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

"Our second quarter results reflect a higher quality of execution and performance, as we continue to implement the new Robinson operating model. And although we continue to fight through an elongated freight recession, we are winning and executing better at this point in the cycle," said C.H. Robinson's President and Chief Executive Officer, Dave Bozeman. "Our truckload business grew market share for the fourth consecutive quarter, and we took share the right way, with margin improvement in mind. And our adjusted income from operations increased 32 percent year-over-year for the full enterprise."

"I also want to commend our people for continuing to embrace the changes that we’re making to deliver a higher and more consistent level of performance and for the high quality second quarter results that they delivered in what continues to be a challenging market," added Bozeman. "With ongoing efforts to improve the customer experience and our cost to serve, we continue to focus on ensuring that we’ll be ready for the eventual freight market rebound, with a disciplined operating model that decouples headcount growth from volume growth and drives operating leverage."

"All of the changes that we’re making are aimed at our North Star of generating incremental operating income and delivering higher highs and higher lows over the course of freight market cycles. We will do this by focusing on two main fronts…growing market share and expanding our operating income margins," said Bozeman. "We’ll continue to grow market share by leveraging our robust capabilities to power vertical-centric solutions, by reclaiming share in targeted segments, and by expanding our addressable market through value-added services and solutions that drive new volume to our four core modes. We’ll also be more intentional with our go-to market strategy to drive additional synergies and cross-selling across our portfolio."

"We’ll expand our operating income margins by embedding Lean practices, removing waste and expanding our digital capabilities. This will enable us to strengthen our productivity and optimize our organization structure in order to be the most efficient operator, in addition to the highest value provider. We’ll optimize our gross profit by monitoring key input metrics and responding faster to error states and changing market conditions with countermeasures and innovative technology that improves our execution. As we take action on all of these fronts, I’m excited about the work that we’re doing to reinvigorate Robinson’s winning culture and to instill discipline with our new operating model. The operating model is helping us execute a solid strategy even better, and we expect further improvement as we continue to cascade the new operating model deeper into the organization and as our team continues to embrace it and build operational muscle. I know from my past experiences of implementing Lean operating models, that improvement isn’t always linear, and we still have a lot of grass to cut. I’m confident in the team’s willingness and ability to drive a higher level of discipline in our operational execution," Bozeman concluded.

Summary of Second Quarter of 2024 Results Compared to the Second Quarter of 2023
•Total revenues increased 1.4% to $4.5 billion, primarily driven by higher pricing in our ocean services, partially offset by lower pricing in our truckload services.
•Gross profits increased 3.0% to $676.5 million. Adjusted gross profits increased 3.3% to $687.4 million, primarily driven by higher adjusted gross profit per transaction in truckload and less than truckload (“LTL”) services.
•Operating expenses decreased 4.4% to $509.3 million. Personnel expenses decreased 4.3% to $361.2 million, primarily due to cost optimization efforts. Average employee headcount declined 10.0%. Other selling, general and administrative (“SG&A”) expenses decreased 4.8% to $148.1 million, with reductions across several expense categories.
•Income from operations totaled $178.1 million, up 34.3% due to the increase in adjusted gross profits and decrease in operating expenses. Adjusted operating margin(1) of 25.9% increased 600 basis points.
•Interest and other income/expense, net totaled $21.5 million of expense, consisting primarily of $22.9 million of interest expense, which decreased $0.3 million versus last year, due to a lower average debt balance, and a $0.5 million net gain from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 19.4%, compared to 14.9% in the second quarter last year. The higher rate in the second quarter of this year was driven by lower benefits from foreign tax credits, a higher foreign tax rate, and the impact of higher pretax income, partially offset by higher U.S. tax credits and incentives.
•Net income totaled $126.3 million, up 29.7% from a year ago. Diluted EPS of $1.05 increased 29.6%. Adjusted EPS(1) of $1.15 increased 25.0%.
(1) Adjusted operating margin and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

Summary of 2024 Year-to-Date Results Compared to 2023

•Total revenues decreased 1.5% to $8.9 billion, primarily driven by lower pricing in our truckload services, partially offset by higher pricing in our ocean services and increased volume in our ocean and air services.
•Gross profits decreased 0.8% to $1.3 billion. Adjusted gross profits decreased 0.4% to $1.3 billion, primarily driven by lower adjusted gross profit per transaction in truckload and air services, partially offset by increased volume in our ocean services.
•Operating expenses decreased 1.7% to $1.0 billion. Personnel expenses decreased 2.6% to $740.3 million, primarily due to cost optimization efforts. Average employee headcount declined 10.8%. Other SG&A expenses increased 0.8% to $299.6 million.
•Income from operations totaled $305.2 million, up 3.9% from last year, due to the decrease in operating expenses. Adjusted operating margin(1) of 22.7% increased 100 basis points.
•Interest and other income/expense, net totaled $38.3 million of expense, primarily consisting of $45.0 million of interest expense, which decreased $1.8 million versus last year, due to a lower average debt balance. The year-to-date results also include a $4.4 million net gain from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate for the six months ended June 30, 2024 was 17.9% compared to 14.1% in the year-ago period. The higher rate in the current period was driven by lower tax benefits related to stock-based compensation deliveries, a higher foreign tax rate, and lower foreign tax credit utilization, partially offset by higher U.S. tax credits and incentives.
•Net income totaled $219.2 million, up 3.3% from a year ago. Diluted EPS of $1.83 increased 3.4%. Adjusted EPS(1) of $2.01 increased 4.7%.
(1) Adjusted operating margin and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 13 for further discussion and GAAP to Non-GAAP Reconciliations.

North American Surface Transportation (“NAST”) Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% change	2024	2023	% change
Total revenues	$2,989,909	$3,079,268	(2.9)%	$5,990,222	$6,383,455	(6.2)%
Adjusted gross profits(1)	419,657	400,532	4.8%	816,767	827,187	(1.3)%
Income from operations	141,102	117,859	19.7%	249,997	251,881	(0.7)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter total revenues for the NAST segment totaled $3.0 billion, a decrease of 2.9% over the prior year, primarily driven by lower truckload pricing, reflecting an oversupply of truckload capacity compared to freight demand. NAST adjusted gross profits increased 4.8% in the quarter to $419.7 million. Adjusted gross profits in truckload increased 7.9% due to a 6.5% increase in adjusted gross profit per shipment and a 1.5% increase in truckload shipments. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, decreased approximately 2.0% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, also decreased approximately 3.5%, resulting in an 8.0% increase in truckload adjusted gross profit per mile. LTL adjusted gross profits increased 6.5% versus the year-ago period, driven by a 1.5% increase in LTL volume and a 5.0% increase in adjusted gross profit per order. NAST overall volume growth increased 1.5% for the quarter. Operating expenses decreased 1.5%, primarily due to lower technology expenses and cost optimization efforts, which were partially offset by higher variable compensation. NAST average employee headcount was down 9.7% in the quarter. Income from operations increased 19.7% to $141.1 million, and adjusted operating margin expanded 420 basis points to 33.6%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% change	2024	2023	% change
Total revenues	$921,223	$779,867	18.1%	$1,779,860	$1,569,845	13.4%
Adjusted gross profits(1)	184,067	179,231	2.7%	364,112	357,150	1.9%
Income from operations	40,982	29,647	38.2%	72,534	59,763	21.4%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter total revenues for the Global Forwarding segment increased 18.1% to $921.2 million, primarily driven by higher pricing in our ocean services. Adjusted gross profits increased 2.7% in the quarter to $184.1 million. Ocean adjusted gross profits increased 8.6%, driven by a 4.0% increase in shipments and a 4.5% increase in adjusted gross profit per shipment. Air adjusted gross profits decreased 8.9%, driven by an 18.0% decrease in adjusted gross profit per metric ton shipped, partially offset by a 11.0% increase in metric tons shipped. Customs adjusted gross profits increased 6.1%, driven by a 6.0% increase in transaction volume. Operating expenses decreased 4.3%, primarily due to lower technology expenses and due to cost optimization efforts. Second quarter average employee headcount decreased 11.0%. Income from operations increased 38.2% to $41.0 million, and adjusted operating margin expanded 580 basis points to 22.3% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% change	2024	2023	% change
Total revenues	$572,216	$562,721	1.7%	$1,125,577	$1,080,226	4.2%
Adjusted gross profits(1):
Robinson Fresh	$39,883	$37,895	5.2%	$73,619	$69,040	6.6%
Managed Services	28,752	28,953	(0.7)%	57,688	57,923	(0.4)%
Other Surface Transportation	15,050	18,885	(20.3)%	32,952	39,836	(17.3)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter Robinson Fresh adjusted gross profits increased 5.2% to $39.9 million due to an increase in integrated supply chain solutions for retail and foodservice customers. Managed Services adjusted gross profits decreased 0.7%. Other Surface Transportation adjusted gross profits decreased 20.3% to $15.1 million, primarily due to a 23.3% decrease in Europe truckload adjusted gross profits.

Other Income Statement Items
Interest and other income/expense, net totaled $21.5 million of expense, consisting primarily of $22.9 million of interest expense, which decreased $0.3 million versus the second quarter of 2023 due to a lower average debt balance, and a $0.5 million net gain from foreign currency revaluation and realized foreign currency gains and losses.
The second quarter effective tax rate was 19.4%, up from 14.9% last year. The higher rate in the second quarter of this year was driven by lower benefits from foreign tax credits, a higher foreign tax rate, and the impact of higher pretax income, partially offset by higher U.S. tax credits and incentives. For 2024, we expect our full-year effective tax rate to be 17% to 19%.
Diluted weighted average shares outstanding in the quarter were up 0.1%.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $166.4 million in the second quarter, compared to $224.8 million of cash generated from operations in the second quarter of 2023. The $58.4 million decrease in cash flow from operations was primarily related to a $166.7 million decline in cash provided by changes in net operating working capital, due to a $23.1 million sequential increase in net operating working capital in the second quarter of 2024 compared to a $143.7 million sequential decrease in the second quarter of 2023.
In the second quarter of 2024, cash returned to shareholders totaled $76.4 million, with $72.7 million in cash dividends and $3.7 million in repurchases of common stock.
Capital expenditures totaled $19.3 million in the quarter. Capital expenditures for 2024 are expected to be toward the lower end of the previously provided range of $85 million to $95 million.

About C.H. Robinson
C.H. Robinson is one of the original logistics leaders. Companies around the world look to us to reimagine supply chains, advance freight technology, and solve logistics challenges—from the simple to the most complex. Over 90,000 customers and 450,000 contract carriers in our network trust us to manage $22 billion in freight annually. Through our unmatched expertise, unrivaled scale, and tailored solutions, we ensure the seamless delivery of goods across industries and continents via truckload, less-than-truckload, ocean, air, and beyond. As a responsible global citizen, we make supply chains more sustainable and proudly contribute millions to the causes that matter most to our employees. For more information, visit us at chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry that could adversely impact our profitability; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with seasonal changes or significant disruptions in the transportation industry; risks associated with identifying and completing suitable acquisitions; our dependence on and changes in relationships with existing contracted truck, rail, ocean, and air carriers; risks associated with the loss of significant customers; risks associated with reliance on technology to operate our business; cyber-security related risks; our ability to staff and retain employees; risks associated with operations outside of the U.S.; our ability to successfully integrate the operations of acquired companies with our historic operations; climate change related risks; risks associated with our indebtedness; risks associated with interest rates; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations including environmental-related regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of changes in political and governmental conditions; changes to our capital structure; changes due to catastrophic events; risks associated with the usage of artificial intelligence technologies; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Second Quarter 2024 Earnings Conference Call
Wednesday, July 31, 2024; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments may have revenues from multiple service lines.

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% change	2024	2023	% change
Adjusted gross profits(1):
Transportation
Truckload	$274,187	$261,147	5.0%	$531,600	$549,801	(3.3)%
LTL	145,823	137,185	6.3%	286,959	275,822	4.0%
Ocean	116,659	107,497	8.5%	229,517	217,576	5.5%
Air	30,906	33,728	(8.4)%	61,438	65,045	(5.5)%
Customs	26,652	25,128	6.1%	52,747	48,462	8.8%
Other logistics services	57,320	66,582	(13.9)%	116,878	131,495	(11.1)%
Total transportation	651,547	631,267	3.2%	1,279,139	1,288,201	(0.7)%
Sourcing	35,862	34,229	4.8%	65,999	62,935	4.9%
Total adjusted gross profits	$687,409	$665,496	3.3%	$1,345,138	$1,351,136	(0.4)%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)
Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% change	2024	2023	% change
Revenues:
Transportation	$4,121,930	$4,084,827	0.9%	$8,204,518	$8,412,792	(2.5)%
Sourcing	361,418	337,029	7.2%	691,141	620,734	11.3%
Total revenues	4,483,348	4,421,856	1.4%	8,895,659	9,033,526	(1.5)%
Costs and expenses:
Purchased transportation and related services	3,470,383	3,453,560	0.5%	6,925,379	7,124,591	(2.8)%
Purchased products sourced for resale	325,556	302,800	7.5%	625,142	557,799	12.1%
Direct internally developed software amortization	10,883	8,749	24.4%	21,105	16,066	31.4%
Total direct expenses	3,806,822	3,765,109	1.1%	7,571,626	7,698,456	(1.6)%
Gross profit	$676,526	$656,747	3.0%	$1,324,033	$1,335,070	(0.8)%
Plus: Direct internally developed software amortization	10,883	8,749	24.4%	21,105	16,066	31.4%
Adjusted gross profit	$687,409	$665,496	3.3%	$1,345,138	$1,351,136	(0.4)%
Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. Our adjusted operating margin - excluding restructuring is a similar non-GAAP financial measure as adjusted operating margin, but also excludes the impact of restructuring. We believe adjusted operating margin and adjusted operating margin - excluding restructuring are useful measures of our profitability in comparison to our adjusted gross profit, which we consider a primary performance metric as discussed above. The comparisons of operating margin to adjusted operating margin and adjusted operating margin - excluding restructuring are presented below:

	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	% change		2024	2023	% change

Total revenues	$4,483,348	$4,421,856	1.4%		$8,895,659	$9,033,526	(1.5%)
Income from operations	178,090	132,623	34.3%		305,223	293,656	3.9%
Operating margin	4.0%	3.0%	100 bps		3.4%	3.3%	10 bps

Adjusted gross profit	$687,409	$665,496	3.3%		$1,345,138	$1,351,136	(0.4%)
Income from operations	178,090	132,623	34.3%		305,223	293,656	3.9%
Adjusted operating margin	25.9%	19.9%	600	bps	22.7%	21.7%	100	bps

Adjusted gross profit	$687,409	$665,496	3.3%		$1,345,138	$1,351,136	(0.4%)
Adjusted income from operations	193,279	146,755	31.7%		333,355	311,510	7.0%
Adjusted operating margin - excluding restructuring	28.1%	22.1%	600	bps	24.8%	23.1%	170	bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring, and adjusted net income per share (diluted) are non-GAAP financial measures. Adjusted income (loss) from operations and adjusted net income per share (diluted) is calculated as income (loss) from operations, adjusted operating margin - excluding restructuring, and net income per share (diluted) excluding the impact of restructuring. The adjustments to net income per share (diluted) include restructuring-related costs and a foreign currency loss on divested operations. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring, and adjusted net income per share (diluted). The reconciliation of income (loss) from operations to adjusted income (loss) from operations, adjusted operating margin - excluding restructuring, and net income per share (diluted) to adjusted income (loss) from operations and adjusted net income per share (diluted) is presented below (in thousands except per share data):

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2024
Non-GAAP Reconciliation:
Income (loss) from operations	$141,102	$40,982	$(3,994)	$178,090
Severance and other personnel expenses	4,758	2,179	2,508	9,445
Other selling, general, and administrative expenses	3,776	1,331	637	5,744
Total adjustments to income (loss) from operations(1)	8,534	3,510	3,145	15,189
Adjusted income (loss) from operations	$149,636	$44,492	$(849)	$193,279

Adjusted gross profit	$419,657	$184,067	$83,685	$687,409
Adjusted income (loss) from operations	149,636	44,492	(849)	193,279
Adjusted operating margin - excluding restructuring	35.7%	24.2%	N/M	28.1%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2024
Income (loss) from operations	$249,997	$72,534	$(17,308)	$305,223
Severance and other personnel expenses	7,784	5,394	4,209	17,387
Other selling, general, and administrative expenses	5,654	1,592	3,499	10,745
Total adjustments to income (loss) from operations(2)	13,438	6,986	7,708	28,132
Adjusted income (loss) from operations	$263,435	$79,520	$(9,600)	$333,355

Adjusted gross profit	$816,767	$364,112	$164,259	$1,345,138
Adjusted income (loss) from operations	263,435	79,520	(9,600)	333,355
Adjusted operating margin - excluding restructuring	32.3%	21.8%	N/M	24.8%

	Three Months Ended June 30, 2024		Six Months Ended June 30, 2024
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$126,251	$1.05	$219,155	$1.83
Restructuring and related costs, pre-tax(1)(2)	15,189	0.13	28,132	0.24
Tax effect of adjustments	(3,645)	(0.03)	(6,746)	(0.06)
Adjusted net income and per share (diluted)	$137,795	$1.15	$240,541	$2.01
____________________________________________
(1) The three months ended June 30, 2024 include restructuring expenses of $9.4 million related to workforce reductions and $5.7 million of other charges, primarily related to reducing our facilities footprint including early termination or abandonment of office buildings under operating leases.
(2) The six months ended June 30, 2024 include restructuring expenses of $17.4 million related to workforce reductions and $10.7 million of other charges, primarily related to an impairment of internally developed software and charges related to reducing our facilities footprint including early termination or abandonment of office buildings under operating leases.

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2023
Non-GAAP Reconciliation:
Income (loss) from operations	$117,859	$29,647	$(14,883)	$132,623
Severance and other personnel expenses	327	691	12,109	13,127
Other selling, general, and administrative expenses	4	39	962	1,005
Total adjustments to income (loss) from operations(1)	331	730	13,071	14,132
Adjusted income (loss) from operations	$118,190	$30,377	$(1,812)	$146,755

Adjusted gross profit	$400,532	$179,231	$85,733	$665,496
Adjusted income (loss) from operations	118,190	30,377	(1,812)	146,755
Adjusted operating margin - excluding restructuring	29.5%	16.9%	N/M	22.1%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2023
Income (loss) from operations	$251,881	$59,763	$(17,988)	$293,656
Severance and other personnel expenses	1,156	2,229	13,340	16,725
Other selling, general, and administrative expenses	4	163	962	1,129
Total adjustments to income (loss) from operations(2)	1,160	2,392	14,302	17,854
Adjusted income (loss) from operations	$253,041	$62,155	$(3,686)	$311,510

Adjusted gross profit	$827,187	$357,150	$166,799	$1,351,136
Adjusted income (loss) from operations	253,041	62,155	(3,686)	311,510
Adjusted operating margin - excluding restructuring	30.6%	17.4%	N/M	23.1%

	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$97,316	$0.81	$212,207	$1.77
Restructuring and related costs, pre-tax(1)(2)	14,132	0.12	17,854	0.15
Foreign currency loss on divested operations, pre-tax	2,051	0.02	3,808	0.04
Tax effect of adjustments	(3,393)	(0.03)	(4,287)	(0.04)
Adjusted net income and per share (diluted)	$110,106	$0.92	$229,582	$1.92

____________________________________________
(1) The three months ended June 30, 2023 includes restructuring expenses of $13.1 million related to workforce reductions and $1.0 million of other charges.
(2) The six months ended June 30, 2023 includes restructuring expenses of $16.7 million related to workforce reductions and $1.1 million of other charges.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,

	2024	2023	% change	2024	2023	% change

Revenues:
Transportation	$4,121,930	$4,084,827	0.9%	$8,204,518	$8,412,792	(2.5)%
Sourcing	361,418	337,029	7.2%	691,141	620,734	11.3%
Total revenues	4,483,348	4,421,856	1.4%	8,895,659	9,033,526	(1.5)%
Costs and expenses:
Purchased transportation and related services	3,470,383	3,453,560	0.5%	6,925,379	7,124,591	(2.8)%
Purchased products sourced for resale	325,556	302,800	7.5%	625,142	557,799	12.1%
Personnel expenses	361,222	377,277	(4.3)%	740,309	760,383	(2.6)%
Other selling, general, and administrative expenses	148,097	155,596	(4.8)%	299,606	297,097	0.8%
Total costs and expenses	4,305,258	4,289,233	0.4%	8,590,436	8,739,870	(1.7)%
Income from operations	178,090	132,623	34.3%	305,223	293,656	3.9%
Interest and other income/expense, net	(21,525)	(18,259)	17.9%	(38,305)	(46,524)	(17.7)%
Income before provision for income taxes	156,565	114,364	36.9%	266,918	247,132	8.0%
Provision for income taxes	30,314	17,048	77.8%	47,763	34,925	36.8%
Net income	$126,251	$97,316	29.7%	$219,155	$212,207	3.3%

Net income per share (basic)	$1.06	$0.82	29.3%	$1.84	$1.79	2.8%
Net income per share (diluted)	$1.05	$0.81	29.6%	$1.83	$1.77	3.4%

Weighted average shares outstanding (basic)	119,418	118,500	0.8%	119,381	118,567	0.7%
Weighted average shares outstanding (diluted)	119,920	119,807	0.1%	119,732	119,820	(0.1)%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2024
Total revenues	$2,989,909	$921,223	$572,216	$4,483,348
Adjusted gross profits(1)	419,657	184,067	83,685	687,409
Income (loss) from operations	141,102	40,982	(3,994)	178,090
Depreciation and amortization	5,525	2,793	16,736	25,054
Total assets(2)	3,053,769	1,306,075	1,152,502	5,512,346
Average employee headcount	5,868	4,652	3,954	14,474

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2023
Total revenues	$3,079,268	$779,867	$562,721	$4,421,856
Adjusted gross profits(1)	400,532	179,231	85,733	665,496
Income (loss) from operations	117,859	29,647	(14,883)	132,623
Depreciation and amortization	5,856	5,484	14,635	25,975
Total assets(2)	3,106,092	1,149,091	1,150,078	5,405,261
Average employee headcount	6,497	5,225	4,363	16,085
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2024
Total revenues	$5,990,222	$1,779,860	$1,125,577	$8,895,659
Adjusted gross profits(1)	816,767	364,112	164,259	1,345,138
Income (loss) from operations	249,997	72,534	(17,308)	305,223
Depreciation and amortization	10,875	5,637	32,420	48,932
Total assets(2)	3,053,769	1,306,075	1,152,502	5,512,346
Average employee headcount	5,929	4,770	4,032	14,731

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2023
Total revenues	$6,383,455	$1,569,845	$1,080,226	$9,033,526
Adjusted gross profits(1)	827,187	357,150	166,799	1,351,136
Income (loss) from operations	251,881	59,763	(17,988)	293,656
Depreciation and amortization	11,507	10,964	27,884	50,355
Total assets(2)	3,106,092	1,149,091	1,150,078	5,405,261
Average employee headcount	6,713	5,356	4,454	16,523

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$113,166	$145,524
Receivables, net of allowance for credit loss	2,650,800	2,381,963
Contract assets, net of allowance for credit loss	260,401	189,900
Prepaid expenses and other	154,807	163,307
Total current assets	3,179,174	2,880,694

Property and equipment, net of accumulated depreciation and amortization	139,636	144,718
Right-of-use lease assets	351,823	353,890
Intangible and other assets, net of accumulated amortization	1,841,713	1,845,978
Total assets	$5,512,346	$5,225,280

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,488,632	$1,370,334
Accrued expenses:
Compensation	120,819	135,104
Transportation expense	211,310	147,921
Income taxes	2,483	4,748
Other accrued liabilities	158,846	159,435
Current lease liabilities	74,123	74,451
Current portion of debt	188,000	160,000
Total current liabilities	2,244,213	2,051,993

Long-term debt	1,421,066	1,420,487
Noncurrent lease liabilities	299,564	297,563
Noncurrent income taxes payable	21,611	21,289
Deferred tax liabilities	11,929	13,177
Other long-term liabilities	3,522	2,074
Total liabilities	4,001,905	3,806,583

Total stockholders’ investment	1,510,441	1,418,697
Total liabilities and stockholders’ investment	$5,512,346	$5,225,280

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Six Months Ended June 30,
Operating activities:	2024	2023(1)

Net income	$219,155	$212,207
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	48,932	50,355
Provision for credit losses	4,298	(8,397)
Stock-based compensation	42,245	21,642
Deferred income taxes	(13,392)	(21,825)
Excess tax benefit on stock-based compensation	(2,274)	(8,645)
Other operating activities	10,841	3,080
Changes in operating elements:
Receivables	(290,042)	501,210
Contract assets	(70,514)	69,662
Prepaid expenses and other	8,034	(23,834)
Right of use asset	(3,093)	28,728
Accounts payable and outstanding checks	122,404	(125,090)
Accrued compensation	(13,276)	(130,197)
Accrued transportation expenses	63,389	(56,524)
Accrued income taxes	(60)	3,308
Other accrued liabilities	1,108	(9,611)
Lease liability	3,248	(26,663)
Other assets and liabilities	2,096	(30)
Net cash provided by operating activities	133,099	479,376
Investing activities:
Purchases of property and equipment	(15,238)	(21,679)
Purchases and development of software	(26,573)	(29,622)
Net cash used for investing activities	(41,811)	(51,301)
Financing activities:
Proceeds from stock issued for employee benefit plans	19,026	36,684
Stock tendered for payment of withholding taxes	(19,808)	(21,853)
Repurchase of common stock	—	(62,754)
Cash dividends	(147,283)	(146,195)
Proceeds from short-term borrowings	1,653,000	1,861,750
Payments on short-term borrowings	(1,625,000)	(2,099,750)
Net cash used for financing activities	(120,065)	(432,118)
Effect of exchange rates on cash and cash equivalents	(3,581)	(3,284)
Net change in cash and cash equivalents	(32,358)	(7,327)
Cash and cash equivalents, beginning of period	145,524	217,482
Cash and cash equivalents, end of period	$113,166	$210,155
	As of June 30,
Operational Data:	2024	2023
Employees	14,213	15,763

____________________________________________
(1) The six months ended June 30, 2023 has been adjusted to conform to current year presentation.

Source: C.H. Robinson
CHRW-IR